Exhibit 10(a)
      Written Consent of Jorden Burt Boros Cicchetti Berenson & Johnson LLP





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April 28, 1998


Great-West Life & Annuity Insurance Company
Retirement Plan Series Account
8515 E. Orchard Road
Englewood, CO  80111

Re: Retirement Plan Series Account
    Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 File No. 33-83928

Ladies and Gentlemen:

     We have acted as counsel to Great-West Life & Annuity Insurance Company, a Colordo corporation, rearding the federal securities laws applicable to the issuance and sale of the Contracts described herein. We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission.

                                      Very Truly Yours,

                         /s/ Jorden Burt Boros Cicchetti Berenson & Johnson, LLP

                           Jorden Burt Boros Cicchetti Berenson & Johnson, LLP